BlackRock Municipal Bond Fund, Inc.

File No. 811-02688

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending December 31, 2006, the Short-Term Portfolio,  (the “Short-Term Portfolio”), a series of BlackRock Municipal Bond Fund, Inc. (the “Registrant”), File No.

811-02688, acquired substantially all of the assets and certain stated liabilities of BlackRock UltraShort Municipal Portfolio (the “UltraShort Portfolio”), a portfolio of BlackRock FundsSM (the “BlackRock Fund”).

On May 9 and May 16, 2006, at meetings of the Boards of Directors of the Registrant and BlackRock Fund, the Directors approved an Agreement and Plan of Reorganization (the “Reorganization”).

On May 8, 2006, in connection with the Reorganization, the BlackRock Fund filed a Registration Statement on Form N-14 (File Nos. 333-133875 and 811-02688) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of UltraShort Portfolio. Pre-Effective Amendment No. 1 to the Registration Statement was filed on June 16, 2006 and declared effective by the Commission on June 19, 2006. On August 22, 2006, the shareholders of UltraShort Portfolio approved the Reorganization at a special meeting of shareholders held for that purpose.

On October 13, 2006 (the “Reorganization Date”), pursuant to the Agreement, UltraShort Portfolio transferred assets valued at $18,029,523.79 to Short-Term Portfolio and received in exchange newly-issued Investor A, Institutional  and BlackRock shares of the Registrant comprised of 2041.478 Investor A shares, 721,266.103 Institutional shares, and 1094165.136 BlackRock shares. Such shares were then distributed to the shareholders of UltraShort Portfolio on that date in proportion to each shareholder’s interest in the assets transferred.

An Application for Deregistration on Form N-8F will be filed by UltraShort Portfolio with the Securities and Exchange Commission.